Exhibit 10.26

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of August 5, 2005, between DPAC TECHNOLOGIES CORP., a California corporation (the “Borrower”), with an address at 7321 Lincoln Way, Garden Grove, California 92841, and DEVELOPMENT CAPITAL VENTURES, LP, a Small Business Investment Company, licensed by the U.S. Small Business Administration pursuant to the Small Business Investment Act of 1958, as amended (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151

The Borrower and the Lender, with the intent to be legally bound, agree as follows:

1.  Loan.  The Lender has made or may make a loan in the principal amount of $500,000.00 (the “Loan”) to the Borrower for the purpose of working capital needs of the Borrower, subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement.  The Loan is or will be evidenced by a promissory note of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Lender, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

2.  Security.  The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Lender (the “Security Documents”), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or to any other direct or indirect subsidiary of the Lender of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).  Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Lender and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.  Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.  Existence, Power and Authority.  The Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.  The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2.  Financial Statements.  The Borrower has delivered or caused to be delivered to the Lender its most recent balance sheet, income statement and statement of cash flows, (as applicable, the “Historical Financial Statements”).  The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its sole discretion.

3.3.  No Material Adverse Change.  Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4.  Binding Obligations.  The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5.  No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of:  (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.  No Consent.  No consent of, approval from, qualification of, order of, authorization of or filing with any governmental authority is required in connection with any of the Borrower’s Obligations pursuant to this Agreement or any of the other Loan Documents.

3.7.  Title to Assets.  The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum.

3.8.  Litigation.  There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change.  All pending and threatened litigation against the Borrower is listed on the Addendum.

3.9.  Tax Returns.  The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.10.  Employee Benefit Plans.  Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.11.  Environmental Matters.  The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.12.  Intellectual Property.  The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

3.13.  Regulatory Matters.  No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.14.  Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

3.15.  Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.16. Use of Proceeds.  All proceeds of the Loan shall be used by the Borrower to finance working capital needs of the Borrower.

4.  Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Lender to the Borrower have been terminated, the Borrower will:

4.1.  Books and Records.  Maintain books and records in accordance with GAAP and give representatives of the Lender (and any Small Business Administration personnel) access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Lender may from time to time reasonably request, and the Borrower will make available to the Lender (and any Small Business Administration personnel) for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.  Interim Financial Statements; Certificate of No Default.  Furnish the Lender within ten (10) days after the end of each month, the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period.  The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.  As used in this Agreement, if the Borrower is not a natural person, “Financial Statements” means the Borrower’s consolidated and, if required by the Lender in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year; if the Borrower is a natural person, “Financial Statements” means the Borrower’s personal financial statement and tax returns.

4.3.  Annual Financial Statements.  Furnish the Borrower’s Financial Statements to the Lender within sixty (60) days after the end of each fiscal year.   Those Financial Statements will be prepared, if requested, on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Lender.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.

4.4.  Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Lender in its sole discretion.

4.5.  Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6.  Insurance.  Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated.  In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.7.  Compliance with Laws.  Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8.  Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.9.  Additional Reports.  Provide prompt written notice to the Lender of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

5.  Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Lender to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Lender’s prior written consent:

5.1.  Indebtedness.  Create, incur, assume or suffer to exist any indebtedness for borrowed money other than:  (i) the Loan and any subsequent indebtedness to the Lender and (ii) open account trade debt incurred in the ordinary course of business and not past due.

5.2.  Liens and Encumbrances.  Except as provided in Section 3.7, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement.

5.3.  Guarantees.  Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.4.  Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Lender in its sole discretion.

5.5.  Merger or Transfer of Assets.  Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired without the prior written consent of the Lender.

5.6.  Change in Business, Management or Ownership.  Make or permit any change in its form of organization, the nature of its business as carried on as of the date hereof, in the composition of its current executive management, or in its equity ownership.

5.7.  Dividends.  Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity.

5.8.   Acquisitions.  Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity without the prior written consent of the Lender.

5.9.    Management Fees.  Pay or obligate itself to pay, directly or indirectly, any management fee or similar compensation to any person, or to any director, officer, shareholder or employee of such person.

6.  Events of Default.  The occurrence of any of the following will be deemed to be an Event of Default:

6.1.  Covenant Default.  The Borrower shall default in the performance of any of the covenants or agreements contained in this Agreement.

6.2.  Breach of Warranty.  Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Lender in connection with this Agreement shall be false, incorrect or incomplete when made.

6.3.  Other Default.  The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

Upon the occurrence of an Event of Default, the Lender will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.  Conditions.  The Lender’s obligation to make the advance of the Loan is subject to the conditions that as of the date of the advance:

7.1.  No Event of Default.  No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

7.2.  Authorization Documents.  The Lender shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Lender; and

7.3.  Receipt of Loan Documents.  The Lender shall have received the Loan Documents and such other instruments and documents which the Lender may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Lender for any party executing any of the Loan Documents.

7.4.  Receipt of SBA Documents.  The Lender shall have received any documents required by the Small Business Administration, including but not limited to, SBA Form 480 and SBA Form 652D, each in form and content satisfactory to Lender.

8.  Expenses.  The Borrower agrees to pay the Lender, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.  Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Lender all direct costs incurred and any losses suffered or payments made by the Lender as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Lender, its holding company or any of their respective assets.

10.  Miscellaneous.

10.1.  Notices:                   All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.  Preservation of Rights.  No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender s action or inaction impair any such right or power.  The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

10.3.  Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.  Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6.  Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Agreement in whole or in part.

10.8.  Interpretation.  In this Agreement, unless the Lender and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9.  No Consequential Damages, Etc.  The Lender will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10.  Assignments and Participations.  At any time, without any notice to the Borrower, the Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Lender’s interest in the Loan.  The Borrower hereby authorizes the Lender to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Lender’s interest in the Loan.

10.11.  Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Lender and the Borrower agree that the venue provided above is the most convenient forum for both the Lender and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12.  WAIVER OF JURY TRIAL.  THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

10.13.              Closing Fee.  At closing of the Loan, the Lender shall receive its closing fee in the amount of $10,000.00, payable in immediately available funds or as Lender otherwise directs.

10.14    Conversion Incentive.  As an inducement for the Lender to make the Loan, on the date of the Qualifying Merger (as such term is defined in the Note), the Lender shall receive 1,644,736 registered shares of the Company’s common stock (the “Conversion Incentive”).  The Company acknowledges that the registered shares from the Conversion Incentive are in addition to the 3,289,373 registered shares of the Company’s common stock that Lender will receive upon the conversion of the Note following the consummation of the Qualifying Merger.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:	DPAC TECHNOLOGIES CORP.

By:
Name:		Name:
Title:

DEVELOPMENT CAPITAL VENTURES, LP

	By:	DCC OPERATING, INC.,
its General Partner

By:

Name: Donald L. Murfin
Title: Executive Vice President

ADDENDUM to that certain Loan Agreement dated August 5, 2005 between DPAC TECHNOLOGIES CORP. as the Borrower and DEVELOPMENT CAPITAL VENUTRES, LP, as the Lender.  Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement.  Section numbers below refer to the sections of the Agreement.